                                                                    EXHIBIT 99.1


NEWS        NOBLE CORPORATION                           (NOBLE CORPORATION LOGO)
            13135 SOUTH DAIRY ASHFORD, SUITE 800
            SUGAR LAND, TX 77478
            PHONE: 281-276-6100  FAX: 281-491-2092
================================================================================

             NOBLE REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

         SUGAR LAND, Texas, January 27, 2005 -- Noble Corporation reported net income for the fourth quarter of 2004 of $52.9 million, or $0.39 per diluted share, on operating revenues of $302.2 million, compared to net income of $30.3 million, or $0.23 per diluted share, on operating revenues of $239.8 million for the fourth quarter of 2003. Net income for the year ended December 31, 2004 was $146.1 million, or $1.09 per diluted share, on operating revenues of $1,066.2 million, compared to net income of $166.4 million, or $1.25 per diluted share, on operating revenues of $987.4 million for the year ended December 31, 2003.

         At December 31, 2004, the Company's consolidated balance sheet reflected $2.4 billion in shareholders' equity, $191.6 million in cash and marketable debt securities, and $511.6 million in total debt. Net cash provided by operating activities for the year ended December 31, 2004 was $332.2 million.

         The Company's premium fleet of offshore drilling rigs expanded to 60 in 2004, with the addition of three 300 foot independent leg cantilever jackups financed with net cash provided by operating activities. One unit is under a long-term contract, while a second unit is scheduled to commence a long-term contract in February 2005. The Company is currently upgrading the third jackup, which will substantially increase its operating capabilities and will cost approximately $30 million. Further, the Company recently announced a commitment for a two-year contract from Shell Exploration & Production Company for the Noble Clyde Boudreaux, an ultra-deepwater semisubmersible hull that once constructed will be capable of drilling in water depths of 10,000 feet. In addition, the Company has three ultra-deepwater hulls in inventory, ready for upgrade.

         James C. Day, Chairman and Chief Executive Officer, said, "As markets continue to tighten, the ready availability of premium drilling assets is becoming a concern for the industry as exploration and production plans are being developed for 2006 and 2007."

         Net income for the fourth quarter of 2004 increased 73 percent from the third quarter of 2004 as market conditions continued to improve in West Africa and the North Sea. By the middle of the fourth quarter, all six of the Company's jackups in Nigeria were operating. Upgrades to the Noble Homer Ferrington semisubmersible were completed during the fourth quarter and the unit was mobilized to West Africa for a long-term contract for ExxonMobil, which commenced in late November 2004. Both utilization and average dayrates on the Company's North Sea units continued to increase during the fourth quarter. Results for the fourth quarter of 2004 were also positively impacted by the favorable resolution of income tax audits, which resulted in a lower effective tax rate in the fourth quarter of 2004 as compared to the third quarter of 2004. The higher contract drilling costs for the fourth quarter of 2004 were the result of a 13 percent increase in operating days and costs associated with three shipyard projects. The Company's results for the third quarter of 2004 included a $5.8 million, or $.04 per diluted share, after-tax charge related to damage incurred on three of the Company's semisubmersibles in the U.S. Gulf of Mexico as a result of Hurricane Ivan.

         Compared to the fourth quarter of 2003, net income for the fourth quarter of 2004 increased 75 percent due principally to higher utilization on international jackups, primarily in West Africa and the Middle East, and the favorable impact from the completion of the income tax audits. These items were partially offset by costs associated with three shipyard projects during the fourth quarter of 2004, lower average dayrates on our deepwater semisubmersibles in the U.S. Gulf of Mexico, and a gain on the sale of certain deepwater exploration properties in the fourth quarter of 2003.

         The Company's Middle East operating division, which also includes India and the Mediterranean Sea, experienced an increase of 449 operating days from the fourth quarter of 2003. The increase in


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

operating days was primarily due to the acquisition of the Noble Gene House and Noble Charlie Yester premium jackups in July 2003 and September 2003, respectively, and the mobilization of the Noble Carl Norberg premium jackup to the Mediterranean Sea from the U.S. Gulf of Mexico in December 2003. Following completion of upgrade programs, the Noble Charlie Yester and Noble Gene House commenced contracts in December 2003 and February 2004, respectively. In addition, the Noble Cees van Diemen, acquired in July 2004, commenced an 880-day contract in September 2004. Utilization of our West Africa jackups was also significantly higher in the fourth quarter of 2004 as compared to the same quarter in 2003, increasing to 97 percent in the recent quarter from 30 percent in the fourth quarter of 2003.

         In Brazil, the Company's Noble Roger Eason drillship was in the shipyard all of 2004 undergoing planned maintenance and significant upgrades, including water depth increase to 7,200 feet. This upgrade project was recently completed and the unit is expected to commence in February 2005 its 700-day contract for Petrobras at a dayrate of $96,250, plus the opportunity for a performance bonus.

         Offshore contract drilling services revenues from deepwater drilling units (capable of drilling in water depths of 4,000 feet or greater) accounted for approximately 29 percent and 38 percent of the Company's total contract drilling services revenues for the fourth quarter of 2004 and 2003, respectively. The Company currently operates six deepwater semisubmersibles in the Gulf of Mexico, one deepwater semisubmersible and three deepwater drillships offshore Brazil, and another deepwater semisubmersible in Nigeria. Contract drilling services revenues from international sources accounted for approximately 77 percent and 72 percent of the Company's total contract drilling services revenues for the fourth quarter of 2004 and 2003, respectively.

         The average dayrate for the Company's international jackup rigs was $50,984 in the fourth quarter of 2004 compared to $50,379 in the fourth quarter of 2003. Utilization on these rigs improved to 97 percent in the recent quarter as compared to 74 percent in the fourth quarter of 2003. The average dayrate on the Company's deepwater assets in the U.S. Gulf of Mexico capable of drilling in water depths of 6,000 feet or greater decreased 10 percent to $98,767 in the fourth quarter of 2004 as compared to the fourth quarter of 2003. However, this market has continued to strengthen, and recent contracts on the Company's domestic deepwater semisubmersibles have generally been higher than the average for the fourth quarter of 2004. Utilization on these units was 91 percent during the fourth quarter of 2004 and 95 percent in the same quarter of the previous year. The average dayrate on the Company's domestic jackups increased 28 percent to $50,049 in the fourth quarter 2004 as compared to the fourth quarter of 2003. These units were fully utilized in the recent quarter as compared to utilization of 98 percent in the fourth quarter of 2003.

         Day said, "We will continue to market our three semisubmersible hulls for ultra-deep projects starting in 2007 and 2008, as well as search for premium drilling assets to acquire. The Company has increased its fleet by 22 percent over the last three years."

         Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company's premium fleet of 60 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 41 jackups and three submersibles. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company's ordinary shares are traded on the New York Stock Exchange under the symbol "NE".

         This news release may contain "forward-looking statements" about the business, financial performance and prospects of the Company. Statements about the Company's or management's plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company's filings with the U.S. Securities and Exchange Commission.

          Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

NC-322
1/27/05

For additional information, contact:
John T. Rynd, Vice President - Investor Relations, Noble Drilling Services Inc. Noble Corporation, 281-276-6100

                       NOBLE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                 Three Months Ended               Year Ended
                                                    December 31,                 December 31,
                                              -----------------------     -------------------------
                                                2004           2003          2004            2003
                                              --------       --------     ----------       --------
OPERATING REVENUES
  Contract drilling services                  $261,107       $217,378     $  937,414       $889,603
  Reimbursables                                 18,469          9,716         50,234         44,214
  Labor contract services                       15,712          7,735         51,327         28,492
  Engineering, consulting and other              6,863          4,977         27,256         25,071
                                              --------       --------     ----------       --------
                                               302,151        239,806      1,066,231        987,380
                                              --------       --------     ----------       --------
OPERATING COSTS AND EXPENSES
  Contract drilling services                   152,362        133,410        562,508        505,038
  Reimbursables                                 16,947          8,199         44,610         39,024
  Labor contract drilling services              13,913          5,691         42,669         22,642
  Engineering, consulting and other              7,583          8,196         27,339         28,249
  Depreciation                                  44,018         40,473        168,219        148,127
  Selling, general and administrative            9,574          6,716         33,714         26,634
  Gain on sale of property and equipment            --         (3,472)            --         (3,472)
                                              --------       --------     ----------       --------
                                               244,397        199,213        879,059        766,242
                                              --------       --------     ----------       --------
OPERATING INCOME                                57,754         40,593        187,172        221,138

OTHER INCOME (EXPENSE)
  Interest expense                              (8,319)        (9,426)       (34,389)       (40,291)
  Other, net                                     3,312          2,878          9,034          6,137
                                              --------       --------     ----------       --------
INCOME BEFORE INCOME TAXES                      52,747         34,045        161,817        186,984
INCOME TAX BENEFIT (PROVISION)                     127         (3,745)       (15,731)       (20,568)
                                              --------       --------     ----------       --------
NET INCOME                                    $ 52,874       $ 30,300     $  146,086       $166,416
                                              ========       ========     ==========       ========
EARNINGS PER SHARE:
  Basic                                       $   0.39       $   0.23     $     1.10       $   1.26
  Diluted                                     $   0.39       $   0.23     $     1.09       $   1.25

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                        133,904        132,117        132,897        131,948
  Diluted                                      135,311        133,141        134,115        133,007

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
                       NOBLE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                               December 31,     December 31,
                                                                   2004             2003
                                                               ------------     ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                    $   100,190       $  139,467
  Investment in marketable securities(a)                            91,388           98,376
  Accounts receivable                                              205,023          149,235
  Inventories                                                        4,013            4,086
  Prepaid expenses                                                  12,454           11,809
  Other current assets                                              12,215           18,986
                                                               -----------       ----------
Total current assets                                               425,283          421,959
                                                               -----------       ----------
PROPERTY AND EQUIPMENT
  Drilling equipment and facilities                              3,739,338        3,454,163
  Other                                                             65,550           64,591
                                                               -----------       ----------
                                                                 3,804,888        3,518,754
  Accumulated depreciation                                      (1,061,268)        (892,888)
                                                               -----------       ----------
                                                                 2,743,620        2,625,866
                                                               -----------       ----------

INVESTMENT IN AND ADVANCES TO JOINT VENTURES                        18,804           19,868
OTHER ASSETS                                                       124,833          121,940
                                                               -----------       ----------
                                                               $ 3,312,540       $3,189,633
                                                               ===========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt                         $     8,361       $   47,666
  Accounts payable                                                  83,012           87,178
  Accrued payroll and related costs                                 60,911           48,511
  Taxes payable                                                     22,883           31,734
  Interest payable                                                   8,981            9,384
  Other current liabilities                                         34,491           19,550
                                                               -----------       ----------
Total current liabilities                                          218,639          244,023

LONG-TERM DEBT                                                     503,288          541,907
DEFERRED INCOME TAXES                                              206,539          213,357
OTHER LIABILITIES                                                    8,110           18,201
COMMITMENTS AND CONTINGENCIES                                           --               --
MINORITY INTEREST                                                   (8,531)          (6,280)
                                                               -----------       ----------
                                                                   928,045        1,011,208
                                                               -----------       ----------
SHAREHOLDERS' EQUITY
  Ordinary shares-par value $0.10 per share                         13,441           13,389
  Capital in excess of par value                                   926,652          915,240
  Retained earnings                                              1,452,974        1,306,888
  Treasury stock, at cost                                               --          (49,121)
  Restricted stock (unearned compensation)                         (11,171)          (7,981)
  Accumulated other comprehensive income                             2,599               10
                                                               -----------       ----------
                                                                 2,384,495        2,178,425
                                                               -----------       ----------
                                                               $ 3,312,540       $3,189,633
                                                               ===========       ==========

(a) Includes amounts in a Rabbi Trust for the Noble Drilling Corporation 401(k) Savings Restoration Plan at December 31, 2003 of $9,458,000. The Rabbi Trust was liquidated and terminated in December 2004.

                       NOBLE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                  (Unaudited)

                                                                            Year Ended December 31,
                                                                           ------------------------
                                                                              2004           2003
                                                                           ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                               $ 146,086      $ 166,416
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation, and amortization of deferred repairs and maintenance       209,123        182,590
    Deferred income tax provision                                              5,022          4,376
    Loss on sales of marketable securities                                       129            382
    Equity in income of joint venture                                         (3,931)        (2,307)
    Distributions received from joint venture                                  2,700             --
    Compensation expense from stock-based plans                                5,753          4,627
    Gain on sale of interest in deepwater oil and gas properties                  --         (3,472)
    Dissolution of rabbi trust                                                11,945             --
    Discretionary pension funding                                                 --        (17,100)
    Other                                                                     (4,028)         1,518
    Other changes in current assets and liabilities:
       Accounts receivable                                                   (55,788)        15,378
       Other current assets                                                    1,187        (12,081)
       Accounts payable                                                       (4,164)        22,400
       Other current liabilities                                              18,187          2,581
                                                                           ---------      ---------
          Net cash provided by operating activities                          332,221        365,308
                                                                           ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions and related capital upgrades                                 (110,548)      (194,400)
  Other capital expenditures                                                (150,493)      (112,734)
  Deferred repair and maintenance expenditures                               (72,948)       (36,984)
  Repayments from joint venture                                                2,295          4,977
  Proceeds from sales of property and equipment                                2,135          1,606
  Proceeds from sale of interest in deepwater oil and gas properties              --          5,200
  Investment in marketable securities                                       (102,516)      (146,120)
  Proceeds from sales and maturities of marketable securities                 99,152        122,585
                                                                           ---------      ---------
          Net cash used for investing activities                            (332,923)      (355,870)
                                                                           ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments of borrowing on credit facility                                   (25,000)            --
  Payments of other long-term debt                                           (52,933)       (80,580)
  Proceeds from issuance of ordinary shares                                   79,072          9,432
  Repurchase of ordinary shares                                              (39,714)            --
  Decrease in restricted cash                                                     --          8,668
                                                                           ---------      ---------
          Net cash used for financing activities                             (38,575)       (62,480)
                                                                           ---------      ---------
DECREASE IN CASH AND CASH EQUIVALENTS                                        (39,277)       (53,042)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                               139,467        192,509
                                                                           ---------      ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                   $ 100,190      $ 139,467
                                                                           =========      =========

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

                       NOBLE CORPORATION AND SUBSIDIARIES
                FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except utilization amounts, operating days and average dayrates)
                                  (Unaudited)

                                                                  Three Months Ended December 31,
                                 --------------------------------------------------------------------------------------------------
                                                       2004                                               2003
                                 -------------------------------------------------  -----------------------------------------------
                                 International   Domestic                           International  Domestic
                                    Contract     Contract   Engineering                Contract    Contract   Engineering
                                    Drilling     Drilling   & Consulting    Other      Drilling    Drilling   & Consulting   Other
                                 -------------   --------   ------------   -------  -------------  --------   ------------  -------
OPERATING REVENUES
  Contract drilling services        $201,692     $59,415       $    --     $    --     $157,417    $ 59,961      $   --     $    --
  Reimbursables                        5,960       5,369         4,854       2,286        3,261       3,811         464       2,180
  Labor contract drilling
    services                              --          --            --      15,712         --            --          --       7,735
  Engineering, consulting
    and other                            783         332         3,193       2,555          255         195       2,785       1,742
                                    --------     -------       -------     -------     --------    --------      ------     -------
                                    $208,435     $65,116       $ 8,047     $20,553     $160,933    $ 63,967      $3,249     $11,657
                                    ========     =======       =======     =======     ========    ========      ======     =======
OPERATING COSTS AND EXPENSES
  Contract drilling services        $124,408     $27,954       $    --     $    --     $100,702    $ 32,708      $   --     $    --
  Reimbursables                        4,635       5,213         4,850       2,249        1,926       3,700         431       2,142
  Labor contract drilling
    services                              --          --            --      13,913           --          --          --       5,691
  Engineering, consulting
    and other                           (202)        392         5,073       2,320         (398)        437       6,484       1,673
  Depreciation and
    amortization                      32,653      10,429            99         837       27,618      11,891         110         854
  Selling, general and
    administrative                     6,652       2,342           234         346        4,033       2,108         309         266
  Gain on sale of property
    and equipment                         --          --            --          --           --      (3,472)         --          --
                                    --------     -------       -------     -------     --------    --------      ------     -------
                                    $168,146     $46,330       $10,256     $19,665     $133,881    $ 47,372      $7,334     $10,626
                                    ========     =======       =======     =======     ========    ========      ======     =======
OPERATING STATISTICS
Jackups:
  Utilization                            97%        100%                                    74%         98%
  Operating Days                       3,213         184                                  2,377         180
  Average Dayrate                   $ 50,984     $50,049                               $ 50,379    $ 38,961

Semisubmersibles - (6,000
  feet or greater):
  Utilization                            67%         91%                                   100%         95%
  Operating Days                         123         335                                     92         436
  Average Dayrate                   $143,244     $98,767                               $158,094    $109,544

Semisubmersibles - (less
  than 6,000 feet):
  Utilization                           100%        100%                                   100%         11%
  Operating Days                          92         184                                     92          17
  Average Dayrate                   $ 57,413     $49,103                               $ 46,939    $ 39,059

Drillships:
  Utilization                            64%         N/A                                    91%         N/A
  Operating Days                         176         N/A                                    252         N/A
  Average Dayrate                   $ 85,108         N/A                               $ 74,610         N/A

Submersibles:
  Utilization                            N/A        100%                                    N/A         86%
  Operating Days                         N/A         276                                    N/A         211
  Average Dayrate                        N/A     $29,290                                    N/A    $ 21,436

Total:
  Utilization                            93%         97%                                    76%         81%
  Operating Days                       3,604         979                                  2,813         844
  Average Dayrate                   $ 55,963     $60,689                               $ 55,961    $ 71,044

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